EXHIBIT 99A

FOR RELEASE: IMMEDIATELY

GATX FINANCIAL CORPORATION AMENDS EXCHANGE OFFER

     CHICAGO, June 4 — GATX Financial Corporation, a wholly owned subsidiary of GATX Corporation (NYSE:GMT), today announced that it has amended the terms of its exchange offer that commenced on May 13, 2004. Under the amended exchange offer, pricing terms have been adjusted, as detailed in a supplement to the Offering Memorandum available through Global Bondholder Services Corporation, the information and exchange agent. The requirement that at least $150 million of aggregate principal amount of Old Notes be validly tendered and not withdrawn has also been waived. The amended exchange offer with respect to each series of Old Notes will expire at 5:00 p.m., Eastern Time, on June 17, 2004, unless extended by GATX Financial.

     On May 13, 2004, GATX Financial announced an offer to exchange any and all of three series of Notes due 2006 (“Old Notes”) for a new series of Notes due 2011 (“New Notes”). The Old Notes, aggregating approximately $638 million of indebtedness, are comprised of the 6-3/4% Notes due

     March 1, 2006, the 7-3/4% Notes due December 1, 2006, and the 6-7/8% Notes due December 15, 2006. As of 5:00 p.m., Eastern Time, on June 3, 2004, approximately $110 million of Old Notes had been validly tendered.

     Note holders who have validly tendered their Old Notes need take no further action at this time. However, holders who previously tendered their Old Notes that seek to withdraw must provide notice of withdrawal to the exchange agent by 12:00 midnight, Eastern Time, on June 8, 2004.

     GATX Financial is offering to exchange, for each $1,000 principal amount of each series of Old Notes, a like principal amount of New Notes and cash that together equal the total exchange price for each series. Holders that validly tender their Old Notes on or prior to the amended expiration of the exchange offer, and do not withdraw their tenders, will receive the total exchange price for each series of Old Notes, regardless of whether a holder tendered its Old Notes on or prior to the early participation date.

     The total exchange price for each series of Old Notes is based on a fixed-spread pricing formula for that series, as detailed in the Offering Memorandum dated May 13, 2004 and subsequently amended, and will be calculated on the second business day prior to the expiration of the exchange offer.

     GATX Financial previously distributed to each holder of the Old Notes a letter requesting certification that the holder is a qualified institutional buyer, as that term is defined in Rule 144A under the Securities Act of 1933, as amended (“Securities Act”). Only holders of Old Notes who have previously completed and returned the certification (“Eligible Holders”) are authorized to participate in the exchange offer. The Offering Memorandum was distributed to Eligible Holders only and is available to Eligible Holders through Global Bondholder Services Corporation.

     The New Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration requirements.

     This press release does not constitute an offer to sell any securities or a solicitation of an offer to purchase any securities. The exchange offer is being made only pursuant to the Offering Memorandum and only to such persons and in such jurisdictions as is permitted under applicable law.

COMPANY DESCRIPTION

     GATX Corporation (NYSE: GMT) is a specialized finance and leasing company combining asset knowledge and services, structuring expertise, partnering, and capital to provide business solutions to customers and partners worldwide. GATX specializes in railcar, locomotive, and aircraft operating leasing.

FORWARD-LOOKING STATEMENTS

Certain statements within this document may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” or “project” and similar expressions. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties include, but are not limited to, general economic conditions; aircraft and railcar lease rate and utilization levels; conditions in the capital markets and the potential for a downgrade in GATX’s or GATX Financial Corp.’s credit rating, either of which could have an effect on the Company’s borrowing costs or ability to access the markets for commercial paper or secured and unsecured debt; dynamics affecting customers within the chemical, petroleum and food industries; regulatory rulings that may impact the economic value of assets; competitors in the rail and air markets who may have access to capital at lower costs than GATX; additional potential write-downs and/or provisions within GATX’s portfolio; impaired asset charges; and general market conditions in the rail, air, technology, venture, and other large-ticket industries.

FOR FURTHER INFORMATION CONTACT:

GATX Corporation:	Robert C. Lyons Rhonda S. Johnson	312-621-6633 415-955-3211

Information and Exchange Agent:	Global Bondholder Services Corporation	212-430-3774 / 866-470-4200

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

(06/4/04)